EXHIBIT 10.3

Form of Employee Performance Cash Award Letter under the Brisotw Group Inc. 2007 Long Term Incentive Plan

____, 20__

[Name]

Dear ______:

Bristow Group Inc. (the “Company”) hereby awards to you effective as of the date hereof  (“Award Date”) a Performance Cash Award which represents the opportunity for you to receive up to $_________, which is 200% of your target award of $_____________, upon the Company’s achievement of a performance goal over a specified performance period. This award is made in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”).

Your Performance Cash Award is more fully described in the attached Appendix A, Terms and Conditions of Employee Performance Cash Award (which Appendix A, together with this letter, is the “Award Letter”). Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

The amount of cash you may earn will be determined based upon the Company’s achievement of a performance goal during the three year period following the Award Date as described in Appendix A.

Your Performance Cash Award is subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, this Award Letter and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Plan. Note that in most circumstances, the amount to be paid to you pursuant to your Performance Cash Award will be taxable compensation income to you when paid. You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Performance Cash Award.

This Award Letter, the Plan, and any other attachments should be retained in your files for future reference.

Congratulations on your award.

Very truly yours,

Perry L. Elders
Executive Vice President and Chief Financial Officer
Enclosures

Appendix A

Terms and Conditions of
Employee Performance Cash Award
[date]

The Performance Cash Award by Bristow Group Inc. (the “Company”) made to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, a cash payment (“Performance Cash”), subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Letter.  Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

1. Determination of Earned Cash

(a) Earned Cash.  The exact amount of the Performance Cash that will actually be earned by and awarded to you (the “Earned Cash”) out of the total maximum amount of the Performance Cash Award will be based upon the level of achievement by the Company of the performance standard described below over the three-year period commencing April 1, 200__ and ending March 31, 20__ (the “Performance Cycle”).  The determination by the Committee with respect to the achievement of such performance standards will be made in the first quarter of 200___ after all necessary Company and peer information is available.  The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.”  After the Determination Date, the Company will notify you of the amount of Earned Cash, if any, to be actually awarded to you.  The payment of the Earned Cash will be made no later than 2 ½ months after the end of the Performance Cycle.

The calculation of Earned Cash shall be based on the Company’s Total Shareholder Return ranking compared to a defined peer group at the end of the Performance Cycle as determined by the Committee in its sole discretion.  “Total Shareholder Return” is defined for a given company as the change in share price plus cumulative dividends paid, assuming dividend reinvestment during the Performance Cycle, over share price at the beginning of the Performance Cycle of the applicable company.  Earned Cash will be calculated by multiplying the maximum amount of Performance Cash by the appropriate percentage set forth below for the percentile rank achieved by the Company. For Total Shareholder Return performance between the percentile ranks noted below, linear interpolation will be used to calculate the exact amount of Earned Cash:

Percentile Rank	Percentage
75	100%
67	83.35%
58	66.65%
50	50.0%
42	41.65%
33	33.35%
25	12.5%
Below 25th	Zero %

The Company’s defined “Peer Group” shall consist of the Company and the following:

•	Air Methods Corporation,
•	CHC Helicopter Corporation,
•	Complete Production Services,
•	Core Laboratories NV,
•	Dril-Quip, Inc.,
•	GulfMark Offshore, Inc.,
•	Helix Energy Solutions Group Inc.,
•	Hercules Offshore Inc.,
•	Hornbeck Offshore Services, Inc.,
•	NATCO Group Inc.,
•	Oceaneering International, Inc.,
•	Oil States International, Inc.,
•	PHI, Inc.,
•	Pride International, Inc.,
•	Rowan Companies, Inc.,
•	SEACOR Holdings Inc.,
•	Superior Energy Services, Inc.,
•	Tidewater Inc. and

For calculation of Total Shareholder Return, the peer group will include those of the above companies still in existence on the Determination Date adjusted as determined by the Committee to account for mergers and acquisitions involving members of the peer group.

(b) Committee Determinations. In accordance with the provisions of the Plan, the Committee shall have the exclusive authority to make all determinations hereunder, including but not limited to the ranking of the Company and its Peer Group. Without limiting the foregoing, the Committee shall have absolute discretion to determine the amount of Earned Cash to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter. Notwithstanding the foregoing, the Committee shall be precluded from increasing the amount that would otherwise be obtainable upon the achievement of the performance goals described in Section 1(a) above to the extent prescribed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations, rulings, and notices thereunder. The Committee’s determination shall be final, conclusive and binding upon you.

2. Termination of Employment

(a) Termination of Employment in General.  Except as provided in this Section 2 and Section 3 of this Appendix, if your employment terminates prior to the Determination Date, your Performance Cash Award shall be immediately forfeited, and you will not be entitled to receive any Earned Cash.

(b) Termination of Employment due to Death or Disability.  If your employment terminates by reason of your death or Disability prior to the Determination Date, you will be entitled to receive Earned Cash in an amount equal to 50% of the maximum amount of your Performance Cash Award, and your Earned Cash will be paid to you no later than 2 ½ months after the end of the taxable year in which your employment terminates.  For purposes of this Appendix, Disability shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company.

(c) Termination of Employment due to Retirement.  If your employment terminates prior to the Determination Date by reason of your retirement under a retirement program of the Company or one of its Subsidiaries approved by the Committee after you have both attained age 62 and completed five continuous years of service (as determined by the Committee), your Performance Cash Award will no longer be subject to forfeiture for termination of employment prior to the Determination Date, and you may still become entitled to Earned Cash in accordance with Section 1 above if, and only to the extent that, the Company achieves the performance standard described in Section 1 above; provided, however, that the amount of Earned Cash otherwise payable to you under Section 1 shall be prorated by the ratio of the number of your months of continuous service from the beginning of the Performance Cycle to the date of retirement divided by thirty six.  The payment of your Earned Cash will be made no later than 2 ½ months after the end of the Performance Cycle.

(d) Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of the termination of your employment, and its determination shall be final, conclusive and binding upon you.

3. Change in Control

If you are employed by the Company on the date of a Change in Control of the Company, you will be entitled to receive Earned Cash in an amount equal to 50% of the maximum amount of your Performance Cash Award, and your Earned Cash will be paid to you no later than 2 ½ months after the end of the taxable year in which the Change in Control occurs.  A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

4. Tax Consequences and Income Tax Withholding

(a) You should review the Plan Prospectus for a general summary of the U.S. federal income tax consequences of your receipt of this Performance Cash Award based on currently applicable provisions of the Code and related regulations.  The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your Performance Cash Award.  You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b) The Performance Cash Award under this Award Letter is subject to the satisfaction of any applicable U.S. federal, state or local withholding tax liability arising in connection with the award.  The Company will withhold the necessary amount from your Earned Cash upon making payment to you as required by law.  You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the Performance Cash Award.

(c) In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the Performance Cash Award hereunder.

5. Effect on Other Benefits

Income recognized by you as a result of this Performance Cash Award, and the entitlement to and payment of your Earned Cash, will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

6. Compliance With Laws

This Award Letter and your Performance Cash Award shall be subject to all applicable federal and state laws. The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

7. Miscellaneous

(a) Not an Agreement for Continued Employment or Services.  This Award Letter and your Performance Cash Award will not, and no provision of this Award Letter will be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, or to the Parent or Subsidiaries or their affiliates.

(b) Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in this Performance Cash Award is subject to the terms of this Award Letter.  Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c) Amendment for Code Section 409A.  This Performance Cash Award is intended to be exempt from Code Section 409A.  If the Committee determines that this Performance Cash Award may be subject to Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A or otherwise to exempt the Performance Cash Award from Code Section 409A.  Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

If you have any questions regarding your Performance Cash Award or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel, Bristow Group Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042 (telephone (713) 267 - 7600).   Your Award Letter, the Plan and all attachments should be retained in your files for future reference.